SCHEDULE 14A

Information Required in Proxy Statement

Reg. §240.14a-101.

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to §240.14a-12

Metric Partners Growth Suite Investors, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

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3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the fling for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Metric Partners Growth Suite Investors, L.P.
One California Street, Suite 1400
San Francisco, CA 94111-5415

February 19, 2003

Dear Unit Holders:

     Metric Realty, as the managing general partner (the “Managing General Partner”) of Metric Partners Growth Suite Investors, L.P., a California Limited Partnership (the “Partnership”), requests your written consent on the proposed amendment to the Limited Partnership Agreement for the Partnership described in the enclosed Solicitation Statement. Please review the Solicitation Statement carefully. Your consent is important. Abstentions or failures to return the enclosed consent card will have the same effect as voting against the proposed amendment. Therefore you are requested to complete, sign and return the consent card in the enclosed pre-paid envelope at your earliest convenience and, in any event, by the expiration of the solicitation period which is 5:00 P.M. California time on May 8, 2003. You may withdraw your consent at any time before the expiration of the solicitation period.

     The proposed amendment, a copy of which is attached to the Solicitation Statement as Exhibit A, would eliminate certain prohibitions on transfers of Units of the Partnership, which exist presently in the Limited Partnership Agreement and would apply if the Managing General Partner reasonably believes, in accordance with advice from counsel, that such transfer or assignment could result in a termination of the Partnership for tax purposes or cause the Partnership to be classified as a publicly traded partnership. As a result of these existing prohibitions, the Managing General Partner may not process transfers of Units which, when combined with prior transfers during any calendar year, would exceed in the aggregate 5% of the number of Units then outstanding. In no event, as a result of the existing prohibition on any transfer of Units that would result in the termination of the Partnership for tax purposes could 50% or more of the total Units outstanding be transferred in any single transaction or series of transactions in any 12-month period. As more fully discussed in the Solicitation Statement, we are proposing this amendment because these prohibitions (which were originally placed in the Limited Partnership Agreement to protect holders from certain adverse tax consequences) are no longer necessary and the prohibitions potentially limit the ability of the holders of Units to transfer their Units.

     The Managing General Partner recommends a vote in favor the proposed amendment.

     We urge you to complete, sign and date the enclosed consent card and return it in the enclosed, pre-paid envelope by May 8, 2003. If you have any questions, please contact Marlene Knecht at 800-347-6707, ext. 2025.

Sincerely, Metric Realty, an Illinois general partnership, Managing General Partner

By:	SSR Realty Advisors, Inc., a Delaware corporation, Its managing general partner

By:

Herman H. Howerton, Managing Director and General Counsel of SSR Realty Advisors, Inc.

METRIC PARTNERS GROWTH SUITE INVESTORS, L.P.

Solicitation Statement

     This Solicitation Statement is being sent to each holder of Limited Partnership Assignee Units (the “Units”) of Metric Partners Growth Suite Investors, L.P., a California Limited Partnership (the “Partnership”), of record as of February 1, 2003, in connection with the solicitation by Metric Realty, an Illinois general partnership and the managing general partner of the Partnership (the “Managing General Partner”), of Unit holder approval of a proposed amendment (the “Proposed Amendment”) to the Amended and Restated Limited Partnership Agreement of the Partnership (the “Limited Partnership Agreement”).

     The Proposed Amendment to the Limited Partnership Agreement, which is more particularly described in this Solicitation Statement and the full text of which is attached as Exhibit A, would eliminate certain prohibitions on transfers of Units that would apply if the Managing General Partner reasonably believes, in accordance with advice from counsel, that such transfer or assignment could result in a termination of the Partnership for tax purposes or cause the Partnership to be classified as a publicly traded partnership for federal income tax purposes. As a result of these existing prohibitions, the Managing General Partner may not process transfers of Units which, when combined with prior transfers during any calendar year, would exceed in the aggregate 5% of the number of Units then outstanding. In no event, as a result of the existing prohibition on any transfer that would result in the termination of the Partnership for tax purposes could 50% or more of the total Units outstanding be transferred in any single transaction or series of transactions in any 12-month period. As more fully discussed elsewhere in this Solicitation Statement, the Managing General Partner has proposed the Proposed Amendment because these requirements (which were originally placed in the Limited Partnership Agreement to protect holders of Units from certain adverse tax consequences) are no longer necessary and the prohibitions potentially limit the ability of holders of Units to transfer their Units.

     The holders of Units are being asked to sign a consent card to give direction to the Assignor Limited Partner of the Partnership, the party who actually votes the limited partnership interests of the Partnership, as to how to vote on the Proposed Amendment. In order for the Proposed Amendment to become effective the Proposed Amendment will need to be approved by the holders of more than 50% of the total outstanding Units.

     The Managing General Partner recommends that the Unit holders approve the Proposed Amendment. In making your decision, you should carefully review and consider the information set forth below.

     Only holders of Units at the close of business on February 1, 2003 are entitled to vote on the Proposed Amendment. On the record date there were 59,919 Units issued and outstanding, held of record by approximately 4,056 holders of Units. Holders of Units holding a majority of the outstanding Units must approve the Proposed Amendment. An abstention or a failure to vote will be the equivalent of a vote against the Proposed Amendment.

This solicitation will expire at 5:00 P.M. California time on May 8, 2003.

     This Solicitation Statement is dated February 19, 2003. The Solicitation Statement and related consent form is being mailed to holders of Units on or about February 20, 2003.

     Enclosed with this Solicitation Statement is a written consent card for your signature. Failure to return a properly executed and dated consent card will have the same effect as a vote against the Proposed Amendment. Any person who has given consent pursuant to this solicitation may revoke or change it by delivering to the Managing General Partner a written notice stating that the consent is revoked or change a vote by delivering a subsequently dated, fully executed consent card. In order to be effective, the revocation or subsequently executed consent card must be delivered prior to 5:00 P.M. on May 8, 2003. If no instructions are indicated on a properly executed and dated consent card, it will be deemed a vote “For” the Proposed Amendment.

     The principal executive offices of the Partnership are located at One California Street, Suite 1400, San Francisco, California, 94111-5415.

THE CONSENT SOLICITATION
Record Date And Outstanding Units; Voting Rights
Majority Vote Required
Voting and Revocation of Consents
Absence of Dissenters' Rights
Solicitation of Consents
THE PROPOSED AMENDMENT
Overview
Background and Reasons for the Proposed Amendment
Tax Opinion of Counsel
Recommendation of Managing General Partner
Effect and Risks of Approval
Forward-Looking Statements
AVAILABLE INFORMATION
Exhibit A

THE CONSENT SOLICITATION

     The purpose of soliciting the consents is to secure Unit holder approval of the Proposed Amendment which eliminates certain prohibitions on the transfer of Units which are contained in the Limited Partnership Agreement. If Unit holder approval is obtained for the Proposed Amendment, the Assignor Limited Partner will be authorized and directed to vote its limited partnership interests in the Partnership in favor of the Proposed Amendment.

Record Date And Outstanding Units; Voting Rights

     Only holders of Units of record at the close of business on February 1, 2003, shall be entitled to vote by written consent on the Proposed Amendment. As of the record date, there were approximately 4,056 holders of Units of record with 59,919 Units issued and outstanding. Neither the Managing General Partner nor the other general partner of the Partnership are the beneficial owners of any Units. To the Managing General Partner’s knowledge, none of its partners and none of the officers and directors of its managing general partner owns any Units. Each Unit holder shall be entitled to cast one vote per Unit owned by such Unit holder. Neither the Managing General Partner nor any of its affiliates shall be permitted to direct the vote of any Units, but any individual officer, director or stockholder of the partners of the Managing General Partner or its affiliates who holds any Units in an individual capacity shall be entitled to vote the Units held in such individual capacity. No established trading market exists for the Units.

     As of February 1, 2003, no person or group of related persons was known by the Partnership to be the beneficial owner of more than 5% of the Units, based upon a review of the filings made with the Securities and Exchange Commission with respect to the Partnership. However, in connection with a tender offer made by Equity Resource Arlington Fund Limited Partnership (“Equity Resource Arlington”) pursuant to a filing made with the Securities and Exchange Commission dated July 24, 2002, Equity Resource Arlington reported that Equity Resource Arlington and its affiliates owned 1,234 Units, representing 2.06% of the Partnership’s outstanding Units; in the Final Amendment to the Equity Resource Arlington Tender Offer Statement, Equity Resource Arlington reported that it had accepted an aggregate of 2,160 Units in the tender offer, which number of Units, when combined with the 1,234 Units previously owned by Equity Resource Arlington and affiliates, would total to 5.66% of the total Units outstanding.

Majority Vote Required

     The Assignor Limited Partner (who under the terms of the Limited Partnership Agreement is the only person who can amend the Limited Partnership Agreement) may not approve the Proposed Amendment to the Limited Partnership Agreement without the affirmative vote of Unit holders who collectively hold more than 50% of the outstanding Units. The Assignor Limited Partner is required to vote as directed by the Unit holders. Any consent to the Proposed Amendment may be given in writing by the consenting Unit holder and must be received by the Managing General Partner at or prior to the date of expiration of the solicitation period. Any consent to the Proposed Amendment given by a consenting Unit holder may be revoked by such Unit holder at any time prior to the expiration of the solicitation period by delivering written notice of such revocation to the Managing General Partner stating that the consent is revoked or by executing and timely delivering a subsequently dated consent card changing the vote.

     The Proposed Amendment will be deemed to have been approved by the Unit holders if by May 8, 2003 (the “Expiration Date”) the Managing General Partner has received consents that have not previously been revoked representing the approval of Unit holders holding a majority of the Units outstanding on the record date.

Voting and Revocation of Consents

     The Unit holders are being requested to indicate approval of, consent to and direction to the Assignor Limited Partner concerning the Proposed Amendment by checking the appropriate boxes on the enclosed consent card and by dating and executing the consent card. A complete description of the Proposed Amendment has not been set forth on the consent card itself due to space limitations. Nevertheless, signing and indicating approval and consent on the consent card will be deemed to be approval of and written consent to the Proposed Amendment. IN DETERMINING WHETHER THE PROPOSED AMENDMENT HAS RECEIVED THE REQUISITE NUMBER OF AFFIRMATIVE VOTES, ABSTENTIONS WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSED AMENDMENT. A Unit holder who has executed and returned a consent card may revoke it at any time prior to the Expiration Date by delivering to the Managing General Partner a written notice stating the consent is revoked or change the Unit holder’s vote by delivering a subsequently dated, fully executed consent card.

     All properly executed consent cards that contain no voting instructions will be deemed to have voted “FOR” approval of the Proposed Amendment. If you properly execute and date your consent card and mark “ABSTAIN,” your vote will have the same effect as a vote against the Proposed Amendment. Failure to return the consent card will also have the same effect as a vote against the Proposed Amendment.

Absence of Dissenters’ Rights

     The Unit holders are not entitled to dissenters’ rights under the California Revised Limited Partnership Act or the Limited Partnership Agreement in connection with the matters to be voted on in this request for written consents.

Solicitation of Consents

     Consents are being solicited hereby by the Managing General Partner on behalf of the Partnership. The Partnership will bear the cost of the solicitation of consents from Unit holders. In addition to solicitation by mail, directors, officers, employees and agents of the managing general partner of the Managing General Partner may solicit consents from Unit holders in person, by telephone or facsimile, or by other means of communication. Such directors, officers, employees and agents will not be additionally compensated for such solicitation but may be reimbursed for any reasonable out-of-pocket expenses incurred in connection with the solicitation. The Partnership has retained the services of its transfer agent to provide administrative and printing services in connection with the consent solicitation at an estimated cost of approximately $16,000 plus out-of-pocket expenses.

THE PROPOSED AMENDMENT

     Overview

     Paragraph 12.3 of the Limited Partnership Agreement presently sets forth prohibitions on the transfer of Units if the Managing General Partner reasonably believes, in accordance with advice from counsel, that such transfer could result in a termination of the Partnership for tax purposes or cause the Partnership to be classified as a publicly traded partnership for federal income tax purposes. The Managing General Partner has proposed an amendment to the Limited Partnership Agreement to eliminate these two prohibitions and make necessary conforming modifications.

     Background and Reasons for the Proposed Amendment

     The Limited Partnership Agreement was last amended in 1988, when the Units were first sold in a public offering. At that time the Partnership was commencing its business of investing in all-suite, extended stay hotels. A number of the prohibitions on transfers of Units contained in Paragraph 12.3 of the Limited Partnership Agreement were included to protect the expectations of investors as to the tax consequences of their investment in the Partnership. Two of the prohibitions contained in Paragraph 12.3 of the Limited Partnership Agreement had the effect of limiting the number of Units that could be transferred in any one calendar year or, as to the transfer of more than 50% of the Units, over a 12-month period. These prohibitions were needed while the Partnership was engaging in its business to assure the partnership was taxed as a partnership and not as a corporation and that no material adverse tax consequence resulted from a tax termination of the partnership.

     The Partnership’s last hotel was sold on June 18, 1999 through foreclosure. Since that time the Partnership’s assets have consisted solely of cash and cash equivalents, and the Partnership’s income has consisted solely of interest and dividends on its cash and cash equivalent holdings. Even though the Partnership has ceased its real estate operations, the Partnership has not been able to liquidate due to several litigation matters in which it and its affiliates are presently involved. There is also an injunction presently in place pursuant to which the Partnership is enjoined from conveying, transferring, or otherwise disposing of any of its cash to any extent which would leave less than $5,000,000 available for payment of any judgment awarded to certain parties in one of the Partnership’s litigation matters.

     The pertinent portion of Paragraph 12.3 of the Limited Partnership Agreement is as follows:

Notwithstanding any provisions of this Paragraph 12 or Paragraph 13 to the contrary, no transfer or assignment of any Unit, or any fraction thereof, may be made if the Managing General Partner reasonably believes, in accordance with advice from Counsel, that such transfer or assignment could (i) be in violation of any state securities or “Blue Sky” laws (including any investor suitability standards) applicable to the Partnership, (ii) result in a termination of the Partnership for tax purposes,

(iii) cause the Partnership to be classified as a publicly traded partnership for federal income tax purposes, or (iv) cause the Partnership to be classified as an association taxable as a corporation.

The Proposed Amendment, a copy of which is attached as Exhibit A, would delete clauses (ii) and (iii) of Paragraph 12.3 of the Limited Partnership Agreement and make necessary conforming modifications.

     Relevant U.S. Treasury regulations provide that, should 5% of more of the Units be transferred in so-called “non-exempt” transactions within a calendar year, the Partnership could be classified as a publicly traded partnership for federal tax purposes. As a result of the prohibition in clause (iii) of Paragraph 12.3 and these regulations, in 1996, 1997 and 1998, the Managing General Partner suspended the processing of most types of resale transactions relating to the Units, when the level of such resale transactions reached 4.9% of the total number of outstanding Units for each of those years. This action was taken to ensure that resale transactions did not cause the Partnership to be classified as a publicly traded partnership. During 2000 and 2001 resale transactions did not reach the 4.9% limit. During 2002, a total of 2,808 Units, 4.69% of the total outstanding Units, were processed for transfer.

     A partnership is deemed terminated for tax purposes when 50% or more of the capital and profits interests of the partnership are sold or exchanged within any 12-month period.

     In July 2002, Equity Resource Arlington made a tender offer to purchase up to 8,990 Units at $20.00 per Unit in cash upon the terms and subject to the conditions set forth in the Offer to Purchase which was filed with the Securities and Exchange Commission. The tender offer was for more than 5% of the total Units outstanding.

     The Partnership notified Equity Resource Arlington that pursuant to the terms of the Limited Partnership Agreement the Managing General Partner could not permit transfers of Units which, when combined with other transfers of Units made during 2002, would exceed the 5% safe harbor from having the Partnership classified as a publicly traded partnership for federal income tax purposes. The Partnership advised the Unit holders that it was not making a recommendation and it expressed no opinion and remained neutral with respect to the Equity Resource Arlington tender offer. The Final Amendment to the Tender Offer Statement filed with the Securities and Exchange Commission by Equity Resource Arlington reported that it had accepted an aggregate of 2,160 Units (3.60% of the total outstanding Units) from sellers in the tender offer at the time of expiration of the tender offer.

     In connection with the Partnership’s response to the Equity Resource Arlington tender offer, the Managing General Partner advised the Unit holders that since the Partnership was no longer actively conducting business operations and had never previously been classified as a publicly traded partnership, there might be no material adverse tax consequence if more than 5% of the number of Units were transferred and the Partnership was classified as a publicly traded partnership. The Managing General Partner stated that it was therefore going to review the costs, risks and benefits of amending the Limited Partnership Agreement to remove the restriction set forth in clause (iii) of Paragraph 12.3 of the Limited Partnership Agreement.

     While the Equity Resource Arlington tender offer was pending, Peachtree Partners made an offer to purchase Units at a price of $29.00 per Unit in cash for up to a total of 4.9% of the total Units outstanding including the number of Units already owned by Peachtree Partners. The Peachtree Partners offer was to expire on September 9, 2002. The Partnership advised Peachtree Partners of the restriction contained in clause (iii) of Paragraph 12.3 of the Limited Partnership Agreement. The Partnership advised the Unit holders that it was not making a recommendation and it expressed no opinion and remained neutral with respect to the Peachtree Partners offer.

     In addition during this time period the Partnership received a proposal from Kenneth E. Nelson pursuant to which Mr. Nelson offered to present a tender offer for a majority of the Units at $65.00 per Unit in cash. Mr. Nelson’s proposal was conditioned on the general partners of the Partnership recommending to the Unit holders (should Mr. Nelson make a tender offer) that his tender offer be accepted. The proposal also contained certain other conditions with which the Managing General Partner could not comply. One of those conditions was that the general partners of the Partnership permit the transfers even if such transfers in a calendar year would exceed 5% of the total Units outstanding, a violation of clause (iii) of Paragraph 12.3 of the Limited Partnership Agreement. As Mr. Nelson’s proposal related to a tender offer for a majority of the Units, the Managing General Partner noted that if Mr. Nelson was to make a tender offer for a majority of the Units and was successful in having those Units tendered, clause (ii) of Paragraph 12.3 of the Limited Partnership Agreement would prohibit the transfer of the Units since a sale of 50% or more of the Units in any 12-month period would cause a termination of the Partnership for tax purposes. Accordingly, Mr. Nelson was advised that without a formal amendment to the Limited Partnership Agreement, the general partners of the Partnership could not agree to Mr. Nelson’s proposal. The Managing General Partner, on behalf of the Partnership, advised Mr. Nelson that his proposal was rejected. In connection with the proposal, the Managing General Partner noted that there might be no material adverse income tax consequence if the Partnership were to be terminated for tax purposes. Accordingly the Managing General Partner stated it was going to review the costs, risks and benefits of amending the Limited Partnership Agreement to remove the restriction set forth in clause (ii) of Paragraph 12.3 of the Limited Partnership Agreement.

     Subsequent to the foregoing communications, the Partnership became aware that Peachtree Partners had made another offer to purchase Units at a price of $29.00 per Unit in cash for up to a total of 4.9% of the total Units outstanding, including the number of Units already owned by Peachtree Partners. This offer was to expire on October 3, 2002. The Partnership advised the Unit holders that it was not making a recommendation and it expressed no opinion and remained neutral with respect to the second Peachtree Partners offer. While this second Peachtree Partners offer was pending, the Partnership received a modified proposal from Mr. Nelson pursuant to which he offered, subject to certain conditions, to present a tender offer for a majority of the Units at $60.00 per Unit in cash (a reduction from the $65.00 per Unit mentioned in his earlier proposal). One of the conditions to the new proposal was that the Unit holders be permitted to vote for the amendments to Paragraph 12.3 of the Limited Partnership Agreement in connection with their tender of Units (should Mr. Nelson make a tender offer) necessary to permit a transfer of a majority of the Units. The Partnership advised Mr. Nelson that until he presented a definitive tender offer to the holders of Units it would be premature for the Managing General Partner to take a position on how it would respond to a tender offer. The Managing General Partner pointed out to Mr. Nelson at that time that any solicitation of approval for an amendment to the Limited Partnership Agreement would require compliance with the proxy solicitation rules promulgated by the Securities and Exchange Commission. The Partnership reminded Mr. Nelson at the time of its response that the Managing General Partner was reviewing the costs, risks and benefits of proposing amendments to the Limited Partnership Agreement to remove the restrictions on transfer contained in clauses (ii) and (iii) of Paragraph 12.3 of the Limited Partnership Agreement.

     Tax Opinion of Counsel

     The Managing General Partner engaged outside counsel to assist in review of the costs, risks and benefits of the Proposed Amendment. Counsel to the Partnership and the Managing General Partner rendered a tax opinion to the Partnership and the Managing General Partner, to the effect that even if the Partnership is classified as a publicly traded partnership there are no present materially adverse federal tax consequences to the Partnership attributable to such classification and if the Partnership were to be terminated for tax purposes by reason of a sale or exchange of a 50% or more interest in Partnership profits and capital within a 12-month period there are no material adverse federal income tax consequences for the Partnership or its partners. Counsel did not opine on the consequences under the income tax law of any State but has observed that most State’s tax laws, including California law, are likely to be similar to federal tax law in these areas, if there are any State income tax laws in these areas at all.

     Recommendation of Managing General Partner

     The Managing General Partner reviewed the tax opinion received from counsel. In addition, the Managing General Partner reviewed the costs associated with a solicitation of Unit holders and compliance with applicable securities laws. The Managing General Partner also considered the impact the Proposed Amendment could have if future offers were made to purchase Units. The Managing General Partner considered the fact that the Proposed Amendment would permit there to be a purchase offer made for a majority of the Units, which if successful, would allow the purchaser to control the Partnership. The Managing General Partner believed it was important, given that there did not appear to be any material adverse tax consequences resulting from the Proposed Amendment, to let the holders of Units determine in the event there is an offer to acquire a majority of the Units whether the Unit holders wanted the offeror to control the direction of the Partnership.

     Therefore, following the analysis, the Managing General Partner concluded that it would be in the best interests of the holders of Units for the Limited Partnership Agreement to be amended to remove the prohibitions contained in clauses (ii) and (iii) of Paragraph 12.3 of the Limited Partnership Agreement. The Managing General Partner therefore recommends that the holders of Units vote in favor of the Proposed Amendment.

     Effect and Risks of Approval

     Unit holders should consider the following factors which may affect them, as well as the other information contained in this Solicitation Statement, in evaluating the Proposed Amendment.

     The possibility that any applicable State income tax laws may vary from relevant federal income tax laws relating to publicly traded partnerships and tax terminations of partnerships. For example, it is possible, although counsel believes it unlikely, that some States’ income tax laws could tax any partnership classified as a publicly traded partnership as a corporation, notwithstanding that it would not be so taxed for federal income tax purposes. California income tax law regarding publicly traded partnerships is substantially the same as federal law.

     If the Proposed Amendment is adopted, a purchaser of Units could acquire control of the Partnership. Under the terms of the Limited Partnership Agreement, many of the provisions of the Limited Partnership Agreement cannot be modified unless the holders of a majority of the Units approve the proposal. Removal of either or both of the general partners and appointment of successor general partner requires the approval of the holders of a majority of the Units. Presently, due to the restrictions in Paragraph 12.3 of the Limited Partnership Agreement, the Managing General Partner cannot permit the transfer of more than 5% of the total Units in any one calendar year. This precludes anyone from purchasing the Units necessary to acquire control of the Partnership in any single transaction or any series of transactions unless many calendar years have elapsed. (The restrictions do not preclude the granting of a proxy, however.) If Paragraph 12.3 of the Limited Partnership Agreement is amended, it will be possible for a purchaser to acquire a majority of the Units and amend the Limited Partnership Agreement, remove the general partners, elect a successor general partner and otherwise govern any transaction requiring a vote of the holders of Units. This could mean the management and direction of the Partnership could change if a successful purchaser of a majority of the Units so desired.

     Forward-Looking Statements

     Forward-looking statements contained in this Solicitation Statement include, but are not limited to, statements relating to the Partnership’s objectives, strategies and plans, and all statements (other than statements of historical fact) that address actions, events or circumstances that the Partnership or its Managing General Partner expects, believes or intends will occur in the future. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated at the time the forward-looking statements are made, including, without limitation, risks and uncertainties associated with whether any persons will make offers to acquire Units in the future, changes in tax laws, general business and economic conditions, and developments in the litigations pending against the Partnership.

AVAILABLE INFORMATION

     The Partnership files annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Copies of any of this information may be read and copied at the Public Reference Room of the Securities and Exchange Commission at:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549

The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains these reports and other filings made by the Partnership since the Partnership became an electronic filer. The address of the site is http://www.sec.gov.

Exhibit A

Proposed Amendment to Paragraph 12.3 of the Metric Partners Growth Suite Investors,
L.P. Amended and Restated Limited Partnership Agreement.

     Paragraph 12.3 would be amended to read in its entirety as follows:

     12.3     Notwithstanding any provisions of this Paragraph 12 or Paragraph 13 to the contrary, no transfer or assignment of any Unit, or any fraction thereof, may be made if the Managing General Partner reasonably believes, in accordance with advice from Counsel, that such transfer or assignment could (i) be in violation of any state securities or “Blue Sky” laws (including any investor suitability standards) applicable to the Partnership, or (ii) cause the Partnership to be classified as an association taxable as a corporation. The Managing General Partner shall incur no liability to any investor or prospective investor for any action or inaction by it in connection with the foregoing, provided it acted in good faith. If all transfers must be suspended, the Managing General Partner will notify all Unit Holders that sales and transfers have been suspended.

Appendix A

Form of Consent Card

CONSENT

     THIS WRITTEN CONSENT IS SOLICITED BY THE MANAGING GENERAL PARTNER OF METRIC PARTNERS GROWTH SUITE INVESTORS, L.P., TO BE EFFECTIVE AS SET FORTH IN THE SOLICITAION STATEMENT ACCOMPANYING THIS CONSENT CARD.

     This Consent Card (“Consent Card”) must be completed and returned by every Unit holder who wishes to vote for or against the proposed amendment of the Partnership’s Limited Partnership Agreement (“Proposed Amendment”), as described in the Solicitation Statement accompanying this Consent Card. A postage-paid return envelope is enclosed for your convenience in returning this Consent Card. The Consent Card must be received prior to 5:00 P.M. California time on May 8, 2003. The undersigned, with respect to each Unit in Metric Partners Growth Suite Investors, L.P., held of record by the undersigned on February 1, 2003, hereby sets forth his, her or its vote in connection with the written consent solicited by the Managing General Partner of the Partnership as described in the Solicitation Statement accompanying the Consent Card and hereby directs the Assignor Limited Partner to vote on the Proposed Amendment as directed below. A PROPERLY EXECUTED CONSENT CARD THAT IS NOT MARKED WILL BE DEEMED A VOTE FOR THE PROPOSED AMENDMENT.

IMPORTANT: PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE.

THE MANAGING GENERAL PARTNER RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT.

Proposal No. 1:	Approval of Proposed Amendment to Paragraph 12.3 of the Limited Partnership Agreement of Metric Partners Growth Suite Investors, L. P.
☐ FOR	☐ AGAINST	☐ ABSTAIN

The undersigned hereby acknowledges receipt of the Solicitation Statement dated February 19, 2003. If Units are owned jointly, all joint owners must sign below.

Date:___________________________________

Signature of Owner:________________________

Signature of Joint Owner:____________________

Please date and sign here exactly as your name or names appear on this Consent Card. Each executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary should sign and indicate his or her full title.